Exhibit 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces 2006 Fourth Quarter and
Year -End Results
- Annual Revenue Up 34% and Operating Income Increases 22% from Prior Year -
- Conference Call to be Held Today at 9:00 a.m. MT/11:00 a.m. ET -
Golden, Colo. (February 22, 2007) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare quality ratings company, today reported financial results for the fourth quarter and year ended December 31, 2006.
Total revenue for the quarter increased 32% to approximately $7.8 million from $5.9 million in the fourth quarter of 2005 as a result of strong growth from the Provider Services and Internet Business Group products. Sales of HealthGrades’ suite of marketing and quality assessment and improvement products to hospitals accounted for approximately $1.4 million or 77% of the increase in revenue, and sales of its quality information to employers, benefits consulting firms, consumers and others accounted for approximately $0.4 million or 23% of the increase. Total revenue for the year ended December 31, 2006 increased 34% to approximately $27.8 million from $20.8 million for the year ended December 31, 2005.
Net income for the fourth quarter of 2006 was approximately $860,000 or $0.03 per diluted share, compared to approximately $810,000 or $0.02 per diluted share, for the same period of 2005. Net income for the year ended December 31, 2006 was $3.2 million or $0.09 per diluted share, compared to $4.1 million or $0.12 per diluted share for the same period of 2005. Net income for the year ended December 31, 2006 reflects a tax expense of approximately $2.3 million, while net income for the year ended December 31, 2005 included a tax expense of approximately $8,000. The significantly lower tax expense for the year ended December 31, 2005 resulted principally from the elimination of a valuation allowance for deferred tax assets. For the fourth quarter and year ended December 31, 2006, the Company’s effective income tax rate was approximately 40% and 42%, respectively.
“HealthGrades’ continued top line growth benefited from the trend of consumers taking on more responsibility for their health care,” said Kerry Hicks, HealthGrades’ Chairman and Chief Executive Officer. “Increasing media attention, consumer awareness and provider scrutiny are also factors contributing to HealthGrades’ growing importance to those who seek quality healthcare information. In this changing environment, consumers need actionable information that is unbiased and transparent. HealthGrades is well positioned for continued growth as the Company evolves and extends its core capabilities that broaden the scope of its services and increased relevance by providing consumers with additional information and tools they need that will empower them to make better healthcare spending decisions.”
Provider Services. For the quarter ended December 31, 2006, Provider Services revenue, which principally includes sales of hospital marketing products and quality improvement products, was approximately $5.7 million, an increase of $1.4 million, or 34% over the same period of 2005. For the year ended December 31, 2006, Provider Services revenue was approximately $20.1 million, an increase of $5.0 million, or 33% over the same period of 2005. These increases principally reflect sales of our marketing products to new hospital clients and increased sales to existing clients. For 2006, nearly 30% of all our new sales in our Provider Services area were to existing clients.
Internet Business Group. For the quarter ended December 31, 2006, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports to consumers, revenue from the Company’s Patient-Provider Gateway™ product and any website advertising and sponsorship revenue, was approximately $1.5 million, an increase of $0.6 million, or 78% over the same period of 2005. For the year ended December 31, 2006, Internet Business Group revenue was $5.1 million, an increase of $2.1 million, or 70% over the same period of 2005. This increase is due to both an increase in revenue from the Company’s Patient — Provider Gateway product, launched in 2006, that is primarily due to the Tenet Healthcare agreement signed in the second quarter of 2006 and increased sales of the Company’s quality reports to consumers. During 2006, the Company increased both the volume and price point of its quality reports to consumers.
Strategic Health Solutions. For the quarter ended December 31, 2006, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others and any sales of the Company’s data, was approximately $0.6 million, a decrease of $0.2 million, or 26% over the same period of 2005. For the year ended December 31, 2006, Strategic Health Solutions revenue was $2.6 million, a decrease of approximately $0.2 million, or 6% over the same period of 2005. The Company received $0.4 million from a pilot program with Hewitt Associates in the second half of 2005, and did not receive any revenue under this program in 2006.
Income from Operations
Income from operations was approximately $1.2 million for the fourth quarter of 2006, which is consistent with the same period of 2005. Operating expenses grew from approximately $3.8 million during the three months ended December 31, 2005 to approximately $5.3 million for the three months ended December 31,

2006. Income from operations for the year ended December 31, 2006 was $4.8 million, an increase of $0.9 million or 22% from the year ended December 31, 2005. For the year ended December 31, 2006, operating expenses grew by approximately $4.7 million to $18.4 million. Operating expenses increased principally due to increased sales and marketing costs of approximately $2.6 million and an increase in general and administrative expenses of approximately $1.5 million.
Sales and marketing costs increased due to the hiring of additional sales personnel as well a large volume of sales in the last several months of the year. The sales in the last several months of the year resulted in increased sales and marketing costs for two reasons. First, the Company records the commission expense for these contracts upon contract execution. Therefore, commission expenses can rise very quickly in periods of increased sales. Second, the Company’s sales team is incentivized on a tiered commission structure. The more seasoned sales personnel accounted for the majority of the sales later in the year, and sales commissions were paid to these individuals based on the highest commission tiers.
Included in general and administrative expenses for the year ended December 31, 2006 is an increase in the Company’s legal fees of approximately $500,000. This increase relates primarily to indemnification expenses for the Company’s Chief Executive Officer and the fees the Company is incurring with respect to the arbitration claims against Hewitt Associates.
For the year ended December 31, 2006, the Company’s adoption effective January 1, 2006 of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, resulted in stock-based compensation expense totaling $726,000.
Cash Position; Stock Repurchases
HealthGrades completed the quarter ended December 31, 2006 with approximately $16.0 million in cash, cash equivalents and short-term investments, a 37% increase over the balance at December 31, 2005. In connection with a stock repurchase program announced June 22, 2006, the Company purchased 234,360 shares of its common stock for a total purchase price of $1,022,722 during the quarter ended December 31, 2006. Since June 22, 2006, the Company has repurchased 758,520 shares of its common stock for an aggregate purchase price of $3,277,076.
Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “We are excited about our position and outlook for 2007 and we are reiterating our guidance of 30% top line revenue growth and an operating margin target of approximately 20% for 2007. We are cultivating several initiatives, such as the expansion of the recently renamed Internet Patient Acquisition program (formerly, Patient-Provider Gateway Program) launched last year, that may contribute to the growth in 2007.”
He added, “This guidance also takes into account the fact that HealthGrades continues to take a structured approach to evaluating market opportunities, of which there are many. HealthGrades seeks to create new business lines that make the best use of our healthcare information services to serve the growing trends in the healthcare industry. As our results to date have shown, we have the right team and resources in place to continue our market influence while enhancing our long-term growth opportunities.”

As disclosed previously, HealthGrades has been and continues to be in arbitration with Hewitt Associates with respect to one of its agreements. HealthGrades also generated approximately $750,000 in revenue in 2006 from Hewitt Associates related to a separate agreement which, as anticipated, has not been renewed for 2007.
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the Internet, to discuss fourth quarter financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. If you would like to participate, please call (800) 561-2601 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on February 22, 2007 and reference the following — Confirmation number: 38800236, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 72445774 until March 22, 2007.
About Health Grades, Inc.
HealthGrades (Nasdaq:HGRD) is the leading healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the Company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected revenue growth and operating margin in 2007 and management’s expectations about the Company’s business prospects and opportunities. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation the Company’s inability to continue increasing sales of its licensing agreements, a decline in anticipated contract retention rates, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2005 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Statements of Income
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue:
Ratings and advisory revenue	$7,752,059	$5,891,219	$27,764,021	$20,794,173
Other	1,111	19	6,231	13,333

Total revenue	7,753,170	5,891,238	27,770,252	20,807,506

Expenses:
Cost of ratings and advisory revenue	1,249,885	864,962	4,593,310	3,168,668

Gross margin	6,503,285	5,026,276	23,176,942	17,638,838

Operating expenses:
Sales and marketing	2,573,808	1,854,244	8,423,777	5,801,590
Product development	1,005,916	751,159	3,547,335	3,035,728
General and administrative	1,684,120	1,180,143	6,388,708	4,859,096

Income from operations	1,239,441	1,240,730	4,817,122	3,942,424

Other:
Loss on sale of assets and other	—	—	(43)	1,405
Interest income	202,196	91,982	689,230	205,124
Interest expense	(95)	(102)	(387)	(763)

Income before income taxes	1,441,542	1,332,610	5,505,922	4,148,190

Income taxes	579,711	521,907	2,324,412	8,337

Net income	$861,831	$810,703	$3,181,510	$4,139,853

Net income per common share (basic)	$0.03	$0.03	$0.11	$0.15

Weighted average number of common shares used in computation (basic)	28,636,680	27,756,808	28,432,185	27,039,057

Net income per common share (diluted)	$0.03	$0.02	$0.09	$0.12

Weighted average number of common shares used in computation (diluted)	33,498,144	34,874,073	33,628,330	34,833,521

HEALTH GRADES, INC.
Condensed Balance Sheets
(Unaudited)

	DECEMBER 31,	DECEMBER 31,
	2006	2005
ASSETS
Cash and cash equivalents	$16,024,373	$9,682,106
Short-term investments	—	1,988,154
Accounts receivable, net	8,893,391	5,613,725
Prepaid expenses and other current assets	714,339	569,551
Deferred income taxes	—	1,080,562

Total current assets	25,632,103	18,934,098

Property and equipment, net	1,765,961	1,595,065
Intangible assets, net	115,001	177,729
Goodwill	3,106,181	3,106,181
Deferred income taxes	400,339	31,400

Total assets	$31,019,585	$23,844,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$340,742	$265,689
Accrued payroll, incentive compensation and related expenses	1,838,282	1,525,844
Accrued expenses	311,941	289,088
Current portion of capital lease obligations	1,391	1,310
Current portion of deferred rent	75,074	70,263
Deferred income	15,897,374	11,742,827
Income taxes payable	76,288	15,020
Deferred income taxes	63,190	—

Total current liabilities	18,604,282	13,910,041

Long-term portion of capital lease obligations	3,863	5,254
Long-term portion of deferred rent	268,392	311,599

Total liabilities	18,876,537	14,226,894

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 48,775,357 and 47,674,779 shares issued as of December 31, 2006 and 2005, respectively	48,775	47,674
Additional paid-in capital	94,604,033	91,984,099
Accumulated deficit	(65,465,104)	(68,646,614)
Treasury stock, 20,321,910 and 19,563,390 shares as of December 31, 2006 and 2005, respectively	(17,044,656)	(13,767,580)

Total stockholders’ equity	12,143,048	9,617,579

Total liabilities and stockholders’ equity	$31,019,585	$23,844,473